Exhibit 99.1

Macquarie Infrastructure Company LLC Reports Third Quarter 2014 Financial Results;
Quarterly Cash Dividend Increased to $0.98 Per Share

  Underlying Free Cash Flow per share increases 26.9%
  Free Cash Flow guidance reaffirmed
  Growth capital committed at IMTT and Hawaii Gas

NEW YORK--(BUSINESS WIRE)--October 29, 2014--Macquarie Infrastructure Company LLC (NYSE:MIC) reported its financial results for the third quarter of 2014 including underlying proportionately combined Free Cash Flow of $1.37 per share, or an increase of 26.9% over the $1.08 per share generated in the third quarter of 2013. The increase reflects the impact of the acquisition in July of 2014 of the 50% of International-Matex Tank Terminals (“IMTT”, “IMTT Acquisition”) it did not already own and the continued strong performance of the company’s operating businesses.

In determining underlying proportionately combined Free Cash Flow, MIC excludes approximately $43.3 million of primarily transaction-related expenses and voluntary pension contributions recorded in the quarter. Management believes that reporting underlying results better reflects the ongoing performance of its businesses than does reporting results including these items. Proportionately combined Free Cash Flow including the expenses was $0.73 per share for the quarter ended September 30, 2014.

“I’m particularly pleased with the progress we’ve made on the integration of IMTT, and Atlantic Aviation continued to exceed our expectations,” said James Hooke, chief executive officer of MIC. “The third quarter was a solid one for MIC. Although the costs associated with our transactions obscured the strength of our underlying cash generation, the increase in our quarterly cash dividend clearly demonstrates our confidence in our cash flow growth.”

The MIC board of directors authorized a cash dividend of $0.98 per share for the third quarter or 3.2% more than the $0.95 per share dividend authorized for the second quarter of 2014. Management now believes that the dividend can grow at a rate of 12% per year over at least the next two years, subject to the continued stable performance of MIC’s businesses and no material deterioration in the condition of the broader economy of the U.S. The dividend for the third quarter of 2014 will be paid on November 13, 2014 to shareholders of record on November 10, 2014.

“Given our financial results through three quarters of the year, and the cash generating capacity of our businesses over the medium term, our businesses are performing slightly ahead of expectations,” said Hooke. “We are reaffirming our guidance for underlying Free Cash Flow per share of $4.55 in 2014 and $5.10 in 2015 notwithstanding the increase in the number shares outstanding associated with a portion of the performance fee for the quarter being settled in shares.” The company introduced guidance for full year 2015 in July along with the announcement of the IMTT Acquisition.

MIC also announced that, following shareholder requests, it intends to evaluate a potential conversion from its current legal structure as a limited liability company (“LLC”) to a regular, or “C”, corporation. For tax purposes, an LLC is eligible to be treated as a pass through entity (e.g., a partnership) or as a corporation. In 2007 MIC elected to be treated as a corporation, not as a pass-through, for income tax purposes.

“A conversion to a C Corporation may make MIC attractive to a broader range of investors versus its existing legal structure as an LLC,” said Hooke. “Moreover, a conversion to a regular corporation could enhance the potential for MIC to be included in mainstream stock indices.” In order to effect a conversion, MIC would have to put the measure to a vote of shareholders in either a special meeting or its regular annual meeting. A final determination by the company as to pursuing such a conversion or the related timing has not been made.

MIC announced that it is undertaking additional growth projects at both its IMTT and Hawaii Gas businesses over the next 12 to 18 months. IMTT will invest up to $43.0 million in the construction of additional storage capacity and related infrastructure at its chemical logistics facility near Geismar, LA. The projects are expected to add more than 250,000 barrels of storage capacity plus related pipeline, vapor controls and pump capacity, as well as increase dock capacity and capability. IMTT expects the projects to generate approximately $5.5 million of incremental EBITDA annually of which half was included in its results for the trailing twelve months ended September 30, 2014. The development is expected to be completed and in service in the second quarter of 2016.

MIC management also noted that changes in crude oil prices, whether up or down, do not appear to have any material impact on the earnings or outlook for IMTT. Conversely, the company’s Atlantic Aviation and Hawaii Gas businesses both benefit marginally over the medium term from lower fuel costs.

Hawaii Gas has filed an application with the Hawaii Public Utilities Commission (“HPUC”) indicating its intent to invest approximately $12.8 million to increase its use of containerized Liquefied Natural Gas (“LNG”) to replace up to 30% of the Synthetic Natural Gas (“SNG”) processed and distributed by its utility operations. Regular deliveries of containerized LNG are expected to commence by late 2015.

Consolidated Results for Third Quarter and Nine Months

MIC is simplifying its financial reporting as a result of the acquisition of the second half of IMTT. Historically, IMTT’s results have been reported using the equity method of accounting whereby MIC took 50% of IMTT’s net income into its income statement through the ‘equity in earnings and amortization charges of investee’ line. As the owner of 100% of the business, MIC will consolidate IMTT’s results with those of its other businesses. MIC’s results for the third quarter and nine months ended September 30, 2014 reflect both consolidation and equity method accounting, however. The IMTT acquisition was completed on July 16 and MIC’s financial statements reflect equity method accounting for IMTT for the first 15 days of the quarter and consolidation from July 16 through quarter end.

MIC reported increases in consolidated revenue of 47.4% and 21.2% for the quarter and nine month period ended September 30, 2014, respectively. The increase in both periods reflects primarily the consolidation of IMTT beginning July 16 and increased contributions from each of MIC’s businesses other than the district energy business that was sold in August. The company notes, however, that changes in revenue may reflect fluctuations in energy costs such as jet fuel at Atlantic Aviation and petroleum feedstocks at Hawaii Gas that are passed through to consumers.

Reported gross profit – defined as revenue less cost of goods sold – removes the volatility in revenue associated with the pass through costs. MIC’s consolidated gross profit increased 68.8% to $182.3 million in the third quarter of 2014 from $108.0 million in the same period in 2013. For the nine months ended September 30, 2014 the company’s gross profit increased 30.5% to $410.2 million from $314.2 million in the comparable period in 2013. Again, the increase in both the quarter and nine month results reflect primarily the impact of the consolidation of IMTT.

MIC’s consolidated net income for the third quarter of 2014 increased to $991.0 million from $10.4 million in the third quarter of 2013. Net income for the nine months ended September 30, 2014 increased to $1.0 billion from $15.4 million in the comparable 2013 period. The increase in both the quarter and year to date figures reflects primarily a non-cash gain from acquisition/sale of business related to the IMTT acquisition and the sale of the district energy business, partially offset by a $116.6 million performance fee incurred during the third quarter. The MIC Board requested, and the company’s external Manager agreed, that $65.0 million of the fee be settled in cash using the proceeds from the sale of the district energy business. The remainder of the fee of $51.6 million was reinvested in additional shares of MIC.

MIC regards Free Cash Flow as an important tool in assessing the performance of its capital intensive, cash generative businesses. Proportionately combined Free Cash Flow refers to the sum of the Free Cash Flow generated by MIC’s businesses and investments in proportion to its equity interest in each entity after holding company costs. See “Cash Generation” below for MIC’s definition of Free Cash Flow and further information.

MIC reported consolidated Free Cash Flow for third quarter of 2014 of $58.3 million compared with $54.5 million in the third quarter in 2013. Through nine months, MIC reported Free Cash Flow $170.6 million compared with $145.4 million in the prior comparable period. Reported Free Cash Flow was reduced by contributions to the defined benefit pension plans at each of IMTT and Hawaii Gas in the amount of $20.0 million and $5.0 million, respectively, as well as legal and transaction costs.

MIC will also consolidate IMTT for federal income tax reporting purposes from the date of acquisition. As a member of MIC’s consolidated tax group, IMTT’s otherwise taxable income can be shielded from federal income taxes with the application of MIC holding company level Net Operating Loss (“NOL”) carryforwards. Absent any other changes, the addition of taxable income from IMTT would accelerate the utilization of the NOLs. However, the higher base management fees resulting from the increase in MIC’s market capitalization, together with the performance fee generated in the third quarter have created additional NOLs. MIC management now believes it is unlikely the company will have a material consolidated federal income tax liability until 2017 and that additional tax planning strategies may exist to extend this date even further into the future.

Cash Generation

MIC reports EBITDA excluding non-cash items on a consolidated and operating segment basis and reconciles each to consolidated net income (loss). EBITDA excluding non-cash items is a measure relied upon by management in evaluating the performance of its businesses and investments. EBITDA excluding non-cash items is defined as earnings before interest, taxes, depreciation and amortization and non-cash items, which may include impairments, base management and performance fees, gains and losses on derivatives and adjustments for certain other items reflected in the statement of operations.

MIC believes that EBITDA excluding non-cash items provides additional insight into the performance of its operating businesses, relative to each other and to similar businesses, without regard to capital structure, and their ability to service or reduce debt, fund capital expenditures and/or support distributions to the holding company.

MIC also reports Free Cash Flow, as defined below, on both a consolidated and operating segment basis as a means of assessing the amount of cash generated by its businesses and as a supplement to other information provided in accordance with GAAP, and reconciles each to cash from operating activities.

MIC believes that reporting Free Cash Flow provides additional insight into its ability to deploy cash where GAAP measures, such as net income (loss) and cash from operating activities, do not reflect all of the items that management considers in estimating the amount of cash generated by its operating businesses. MIC defines Free Cash Flow as cash from operating activities, less maintenance capital expenditures and changes in working capital.

Free Cash Flow does not fully reflect MIC’s ability to freely deploy generated cash, as it does not reflect required payments made on its indebtedness and other fixed obligations or the other cash items excluded when calculating Free Cash Flow. Free Cash Flow may be calculated in a different manner by other companies, which limits its usefulness as a comparative measure. Therefore, Free Cash Flow should be used as a supplemental measure and not in lieu of MIC’s financial results as reported under GAAP.

As a result of its acquisition in July of the 50% of IMTT that it did not previously own, MIC intends to discuss the performance of its businesses on a consolidated basis in this and subsequent periods. Until such time as MIC is able to report exclusively on a consolidated basis however, it will continue to rely on proportionately combined metrics including, gross profit, EBITDA excluding non-cash items, cash interest, cash taxes, maintenance capital expenditures, Free Cash Flow, Free Cash Flow per share, growth capital expenditures and net debt. MIC believes that such measures provide investors and management with additional insight into the financial results and the cash generated as a function of our varied ownership interest in our businesses and investments over the reporting period.

Proportionately combined metrics used by MIC may be calculated in a different manner by other companies and may limit their usefulness as a comparative measure. Therefore, proportionately combined metrics should be used as a supplement to and not in lieu of financial results reported in accordance with GAAP.

The following table summarizes MIC’s financial performance on a proportionately combined basis during the quarter and nine month periods ended September 30, 2014 and the prior comparable periods.

	For the Quarter Ended September 30, 2014
					Contracted				Contracted
	IMTT	IMTT			Power and		Proportionately	IMTT	Power and
	50%(1)	100%(2)	Hawaii Gas	Atlantic Aviation	Energy(3)	MIC Corporate	Combined(4)	100%(5)	Energy 100%

Gross profit	4,708	63,414	17,748	93,437	4,998	N/A	184,305	72,830	7,748
EBITDA excluding non-cash items	4,258	52,836	13,189	44,285	4,316	(8,799)	110,085	61,352	7,546
Free cash flow	(6,203)	26,367	8,546	33,762	2,435	(15,008)	49,899	13,962	4,645

	For the Quarter Ended September 30, 2013
				Contracted				Contracted
	IMTT			Power and		Proportionately	IMTT	Power and
	50%(1)	Hawaii Gas	Atlantic Aviation	Energy(3)	MIC Corporate	Combined(4)	100%(5)	Energy 100%

Gross profit	35,438	17,239	82,645	4,430	N/A	139,752	70,875	8,136
EBITDA excluding non-cash items	31,810	12,879	38,306	3,166	(1,094)	85,067	63,620	7,476
Free cash flow	16,581	9,154	30,774	1,392	(854)	57,047	33,162	4,261

	For the Nine Months Ended September 30, 2014
					Contracted				Contracted
	IMTT	IMTT			Power and		Proportionately	IMTT	Power and
	50%(1)	100%(2)	Hawaii Gas	Atlantic Aviation	Energy(3)	MIC Corporate	Combined(4)	100%(5)	Energy 100%

Gross profit	85,727	63,414	57,120	267,106	14,245	N/A	487,612	234,867	22,558
EBITDA excluding non-cash items	78,712	52,836	43,160	123,737	12,738	(11,703)	299,480	210,260	22,066
Free cash flow	31,324	26,367	24,962	95,993	6,175	(13,303)	171,518	89,015	11,468

	For the Nine Months Ended September 30, 2013
				Contracted				Contracted
	IMTT			Power and		Proportionately	IMTT	Power and
	50%(1)	Hawaii Gas	Atlantic Aviation	Energy(3)	MIC Corporate	Combined(4)	100%(5)	Energy 100%

Gross profit	109,756	54,803	240,118	10,473	N/A	415,150	219,511	19,325
EBITDA excluding non-cash items	98,552	40,005	109,169	9,172	(4,463)	252,435	197,104	19,367
Free cash flow	45,926	25,583	85,761	5,052	3,350	165,672	91,851	11,671
______________________________

N/A- Not applicable.

(1) Our proportionate interest in IMTT prior to the acquisition of the remaining 50% interest on July 16, 2014.

(2) Represents our 100% ownership interest in IMTT subsequent to July 16, 2014.

(3) Proportionately combined Free Cash Flow for Contracted Power and Energy is equal to MIC's controlling ownership interest in its solar and wind power generation businesses and the district energy business, up to August 21, 2014, date of sale.

(4) Proportionately combined Free Cash Flow is equal to the sum of Free Cash Flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.

(5) Represents 100% of IMTT as a stand-alone business.

IMTT

On July 16, 2014, MIC completed the acquisition of the 50% of IMTT that it did not already own. IMTT owns and operates 10 marine storage terminals in the U.S. and is the part owner and operator of two terminals in Canada. The terminals store and handle a wide variety of petroleum grades, chemicals and vegetable and animal oils. The discussion below refers to results for 100% of the business throughout the period.

IMTT’s revenue for the third quarter of 2014 increased 4.3% to $131.9 million from $126.4 million in the third quarter of 2013. Through nine months ended September 30, 2014, revenue rose 10.1% to $422.5 million from $383.8 million in the prior comparable period. The growth reflects an increased level of spill response activity by the business’ OMI Environmental Solutions (“OMI”) unit in 2014, higher heating and throughput revenue associated with the cold weather in early 2014 compared with the business’ results in 2013 and increased firm commitments.

Terminal operating costs and selling, general and administrative costs were higher in the third quarter of 2014 compared with the third quarter in 2013. Higher terminal operating costs reflect the increased activity at OMI. Labor and other costs at OMI and transaction related items increased selling, general and administrative expenses in both the quarter and nine month periods. IMTT expects to record additional selling, general and administrative costs (compensation expenses) associated with the transaction over the upcoming five quarters.

Capacity utilization increased to 92.5% in the third quarter of 2014 compared with 91.6% in the second quarter as certain tanks that were previously unavailable as a result of cleaning and inspection activities were returned to service. At quarter end, utilization was approaching historically normal levels. Utilization could continue to fluctuate over the short term depending on the schedule of cleaning and inspections and potential conversions of certain tanks from one product to another. Capacity utilization in the third quarter of 2014 was broadly flat with the prior comparable period.

Maintenance capital expenditures decreased to $11.2 million and $37.4 million in the quarter and year to date periods in 2014, respectively, compared with $14.5 million and $60.5 million in the prior comparable periods. The decrease reflects primarily the absence of the maintenance expenses incurred in 2013 related to the restoration of the Bayonne, NJ terminal following Hurricane Sandy in late 2012.

Free Cash Flow generated by IMTT decreased 57.9% to $14.0 million and decreased 3.1% to $89.0 million for the quarter and nine months ended September 30, 2014, respectively, versus the prior comparable periods in 2013. The decline in Free Cash Flow in both periods reflects primarily an increase in expenses associated with the acquisition completed in July including a defined benefit pension contribution in the quarter of $20.0 million as required under the IMTT Acquisition sale and purchase agreement and higher taxes. These were partially offset by improved operating results and lower maintenance capital expenditures.

The CEO cited the ongoing integration of IMTT as a key element in the company’s overall positive outlook. “We said in July that we expected to be able to achieve reductions in operating expenses of approximately $10.0 million per year and that we would bring maintenance capital expenditures more in line with industry standards at approximately $45.0 million per year and our work to date suggests that this should be possible and may have been modestly conservative,” he said. “We also wanted to refocus IMTT on deployment of growth capital and we’re pleased to report a step in that direction with the Geismar projects.”

Atlantic Aviation

Atlantic Aviation owns and operates a network of fixed-base operations (FBO) that provide fuel, terminal, aircraft hangaring and other services primarily to owners and operators of general aviation (GA) jet aircraft at 68 airports in the U.S. The network is one of the largest in the U.S. air transportation industry.

Revenue at Atlantic Aviation increased to $198.0 million from $183.2 million and to $585.2 million from $541.8 million in the third quarter and nine month periods ended September 30, 2014, respectively. The approximately 8% increase in both periods reflects continued same store revenue growth and the impact of fixed base operations acquired during the past year. Total gross profit increased by 13.1% and 11.2% in the quarter and nine month periods, respectively, while same store gross profit increased by 5.4% and 6.4% in the quarter and nine month periods, respectively. The growth in gross profit reflects increases in general aviation flight movements during the quarter. According to data provided by the Federal Aviation Administration, general aviation flight movements increased by 3.9% in the third quarter of 2014 compared with the third quarter of 2013.

Selling, general and administrative costs increased to $49.3 million from $44.3 million and to $143.6 million from $130.7 million in the quarter and nine month periods ended September 30, 2014, respectively. The increase in costs reflects primarily the acquisitions of a total of seven fixed base operations over the trailing twelve months. Same store costs increased modestly as a result of higher labor and utility expenses associated with the cold weather in the early portion of 2014.

Free Cash Flow at Atlantic Aviation increased to $33.8 million from $30.8 million and to $96.0 million from $85.8 million in the quarter and nine month periods ended September 30, 2014, respectively. The increase reflects the improvement in operating results and lower taxes in the nine month period, partially offset by an increase in interest expense as a result of the business’ debt having been unhedged in the prior comparable period.

Atlantic Aviation continues to generate improving financial results in line with the recovery in the broader economy in the U.S. and increases in general aviation flight movements. “The operational leverage at Atlantic Aviation was evident in the third quarter as a 3.9% increase in GA flight movements resulted in a nearly 10% increase in the amount of distributable cash flow being generated by the business,” Hooke said.

Hawaii Gas

Hawaii Gas is the owner and operator of the only regulated (“utility”) gas processing and pipeline distribution network on the islands of Hawaii. The business is also the owner and operator of the largest unregulated (“non-utility”) gas distribution operation on the islands.

Revenue at Hawaii Gas rose in the quarter and nine month periods ended September 30, 2014 to $64.5 million from $61.5 million and to $203.0 million from $193.1 million, respectively. The approximately 5% increase reflects an increase in the volume of gas sold in the third quarter and increases in average gross margins in both periods.

Cost of product sales and selling, general and administrative expenses were higher in the third quarter of 2014 compared with the third quarter in 2013. Cost of product sales were higher for the nine months ended September 30, 2014 as well, reflecting higher feedstock costs, partially offset by lower inter-island transportation costs. Selling, general and administrative expenses declined in the year to date period primarily as result of the absence of severance costs incurred in 2013.

Free Cash Flow generated by Hawaii Gas decreased to $8.5 million in the third quarter of 2014 from $9.2 million in the third quarter of 2013. For the nine months ended September 30, 2014, Free Cash Flow decreased to $25.0 million from $25.6 million in the comparable period in 2013. The decrease in both the quarter and year to date periods reflects primarily a voluntary excess defined benefit pension plan contribution of $5.0 million made in the third quarter of 2014, partially offset by lower taxes.

Contracted Power and Energy

MIC’s Contracted Power and Energy segment comprises investments in five solar photovoltaic and one wind power generating facility in the Southwest U.S. and a 10% equity interest in a second wind facility in Idaho. The wind power facilities were acquired in the third quarter of 2014. On August 21, 2014, MIC completed the previously announced sale of a 50.01% controlling interest in a district energy business that had been a part of the CP&E segment. The following discussion refers to results for these businesses over the period of MIC’s ownership and on a 100% basis.

Revenue across the CP&E segment decreased in the third quarter and increased in the nine month period ended September 30, 2014, primarily as a result of the sale of MIC’s non-controlling interest in a district energy business in August. The decrease in the third quarter was partially offset by the contribution from solar facilities acquired in 2013 and the modest contribution from wind facilities acquired in the third quarter.

Selling, general and administrative expenses include primarily transaction-related costs and legal and professional fees. These expenses were lower in the third quarter of 2014 compared with the prior comparable period and higher through the first nine months of the year reflecting the timing of acquisitions in the segment.

Free Cash Flow generated by CP&E increased to $4.6 million in the third quarter of 2014 from $4.3 million in the prior comparable period and decreased to $11.5 million for the nine months ended September 30, 2014 from $11.7 million in the prior comparable period. The increase in the quarter reflects primarily a benefit from lower taxes partially offset by an increase in interest expense. Free Cash Flow for the nine month period decreased primarily as a result of both higher interest expense and higher taxes.

MIC said that it expects to generate additional value from its portfolio of renewable power assets by consolidating back office operations. “We can improve our ability to operate these businesses, and to acquire others in the future, by moving to a shared services model of administration,” Hooke noted. The CP&E segment will be administered by a unit within the Atlantic Aviation back office.

Conference Call and WEBCAST

When: Management has scheduled a conference call for 8:00 a.m. Eastern Time on Thursday, October 30, 2014 during which it will review the Company’s results and answer questions from analysts and investors.

How: To listen to the conference call, please dial +1(650) 521-5252 or +1(877) 852-2928 at least 10 minutes prior to the scheduled start time. A simultaneous webcast of the call will be accessible via the Company’s website at www.macquarie.com/mic. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the webcast.

Slides: MIC will prepare materials in support of its conference call. The materials will be available for downloading from the Company’s website the morning of October 30, 2014 prior to the conference call. A link to the materials will be located on the homepage of the MIC website.

Replay: For interested individuals unable to participate in the live conference call, a replay will be available after 2:00 p.m. on October 30, 2014 through November 6, 2014, at +1(404) 537-3406 or +1(800) 585-8367, Passcode: 15049458. An online archive of the webcast will be available on the Company’s website for one year following the call. MIC-G

About Macquarie Infrastructure Company

Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses providing basic services to customers in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals, an airport services business, Atlantic Aviation, a gas processing and distribution business, Hawaii Gas, and several entities comprising a Contracted Power and Energy segment. MIC is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic.

Forward-Looking Statements

This press release contains forward-looking statements. MIC may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this report are subject to a number of risks and uncertainties including, but not limited to those described in MIC’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission, Some of these risks are beyond MIC’s control including, among other things: changes in general economic or business conditions; its ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, manage growth, make and finance future acquisitions, and implement its strategy; its shared decision-making with co-investors over investments including the distribution of dividends; its regulatory environment establishing rate structures and monitoring quality of service, demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks, fuel and gas costs; its ability to recover increases in costs from customers, reliance on sole or limited source suppliers, risks or conflicts of interests involving its relationship with the Macquarie Group and changes in U.S. federal tax law.

MIC’s actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which MIC is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. MIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates. Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC.

MACQUARIE INFRASTRUCTURE COMPANY LLC

CONSOLIDATED CONDENSED BALANCE SHEETS
($ In Thousands, Except Share Data)

	September 30,	December 31,
	2014	2013
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$37,344	$233,373
Restricted cash	24,209	51,884
Accounts receivable, less allowance for doubtful accounts of $1,188 and $953, respectively	98,048	60,823
Inventories	32,476	25,834
Prepaid expenses	8,895	10,132
Deferred income taxes	13,437	6,197
Equipment lease receivables current	-	8,515
Other	42,898	9,792
Total current assets	257,307	406,550
Property, equipment, land and leasehold improvements, net	3,216,061	854,169
Equipment lease receivables non-current	-	16,155
Investment in unconsolidated business	21,306	83,703
Goodwill	1,929,220	514,494
Intangible assets, net	890,113	592,850
Deferred financing costs, net of accumulated amortization	46,304	22,740
Other	17,287	10,204
Total assets	$6,377,598	$2,500,865

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Due to manager - related party	$121,505	$3,032
Accounts payable	52,530	28,850
Accrued expenses	87,329	42,713
Current portion of long-term debt	19,954	163,083
Fair value of derivative instruments	26,734	13,027
Other	29,681	20,747
Total current liabilities	337,733	271,452
Long-term debt, net of current portion	2,060,817	831,027
Deferred income taxes	916,889	189,719
Fair value of derivative instruments	20,349	-
Other	99,702	55,399
Total liabilities	3,435,490	1,347,597
Commitments and contingencies	-	-
Members’ equity:
LLC interests, or shares, no par value; 500,000,000 authorized; 70,133,479 shares issued and outstanding at September 30, 2014 and 56,295,595 shares issued and outstanding at December 31, 2013	1,946,331	1,226,733
Additional paid in capital	21,447	21,447
Accumulated other comprehensive loss	(4,475)	(8,445)
Retained earnings (accumulated deficit)	823,552	(197,507)
Total members’ equity	2,786,855	1,042,228
Noncontrolling interests	155,253	111,040
Total equity	2,942,108	1,153,268
Total liabilities and equity	$6,377,598	$2,500,865

MACQUARIE INFRASTRUCTURE COMPANY LLC

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
($ In Thousands, Except Share and Per Share Data)

	Quarter Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013

Revenue
Service revenue	$317,915	$198,784	$725,623	$577,458
Product revenue	70,344	64,118	218,317	200,255
Financing and equipment lease income	379	817	1,836	2,779
Total revenue	388,638	263,719	945,776	780,492
Costs and expenses
Cost of services	158,476	111,074	386,927	326,904
Cost of product sales	47,815	44,626	148,651	139,343
Selling, general and administrative	77,497	53,669	189,797	154,998
Fees to manager - related party	130,501	15,242	153,990	76,912
Depreciation	35,958	10,039	60,540	28,730
Amortization of intangibles	11,369	8,618	29,590	25,866
Loss from customer contract termination	1,269	-	1,269	1,626
Loss on disposal of assets	20	50	886	226
Total operating expenses	462,905	243,318	971,650	754,605
Operating (loss) income	(74,267)	20,401	(25,874)	25,887
Other income (expense)
Dividend income	257	-	257	-
Interest income	10	39	105	182
Interest expense(1)	(16,566)	(15,767)	(48,522)	(31,190)
Loss on extinguishment of debt	(90)	-	(90)	(2,472)
Equity in earnings and amortization charges of investee	993	8,576	26,079	30,327
Gain from acquisition/divestiture of businesses(2)	1,027,054	-	1,027,054	-
Other income, net	821	829	3,078	514
Net income before income taxes	938,212	14,078	982,087	23,248
Benefit (provision) for income taxes(3)	52,462	(5,829)	38,491	(9,241)
Net income	$990,674	$8,249	$1,020,578	$14,007
Less: net loss attributable to noncontrolling interests	(319)	(2,158)	(481)	(1,423)
Net income attributable to MIC LLC	$990,993	$10,407	$1,021,059	$15,430

Basic income per share attributable to MIC LLC	$14.57	$0.20	$16.92	$0.31
Weighted average number of shares outstanding: basic	68,005,171	53,043,185	60,354,086	50,525,617

Diluted income per share attributable to MIC LLC	$13.87	$0.20	$16.61	$0.31
Weighted average number of shares outstanding: diluted	71,517,497	53,056,095	61,546,181	50,541,513
Cash dividends declared per share	$0.98	$0.875	$2.8675	$2.4375
______________________________

(1) Interest expense includes gains on derivative instruments of $820,000 and losses of $13.1 million for the quarter and nine months ended September 30, 2014, respectively, of which net losses of $348,000 and $856,000, respectively, were reclassified from accumulated other comprehensive loss. For the quarter and nine months ended September 30, 2013, interest expense includes losses on derivative instruments of $8.0 million and $9.6 million, respectively, of which net losses of $344,000 and $1.2 million, respectively, were reclassified from accumulated other comprehensive loss.

(2) Gain from acquisition/divestiture of businesses represents the gain of $948.1 million from IMTT Acquisition from the remeasuring to fair value of the Company’s previous 50% ownership interest and the gain of $78.9 million from the sale of the Company's interest in the district energy business.

(3) Includes $138,000 and $340,000 of benefit for income taxes from accumulated other comprehensive loss reclassifications for the quarter and nine months ended September 30, 2014, respectively. For the quarter and nine months ended September 30, 2013, benefit for income taxes includes $137,000 and $463,000 from accumulated other comprehensive loss reclassifications, respectively.

MACQUARIE INFRASTRUCTURE COMPANY LLC

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
($ In Thousands)

	Nine Months Ended
	September 30, 2014	September 30, 2013

Operating activities
Net income	$1,020,578	$14,007
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	64,914	33,751
Amortization of intangible assets	29,590	25,866
Loss on disposal of assets	822	106
Loss from customer contract termination	1,269	1,626
Equity in earnings and amortization charges of investee	(26,079)	(30,327)
Equity distributions from investee	25,086	19,025
Gain from acquisition/divestiture of businesses	(1,027,181)	-
Amortization of debt financing costs	4,467	2,892
Loss on extinguishment of debt	90	2,434
Adjustments to derivative instruments	(3,937)	1,160
Base management fees to be settled/settled in shares	32,444	23,524
Performance fees to be settled/settled in shares	56,546	53,388
Equipment lease receivable, net	2,805	2,814
Deferred rent	293	197
Deferred taxes	(38,812)	6,567
Other non-cash expenses (income), net	1,884	(743)
Changes in other assets and liabilities, net of acquisitions:
Restricted cash	28,481	(465)
Accounts receivable	(4,182)	(8,524)
Inventories	1,006	(3,535)
Prepaid expenses and other current assets	(3,089)	1,026
Due to manager - related party	64,998	2
Accounts payable and accrued expenses	14,933	(13,794)
Income taxes payable	(17,633)	(819)
Pension contribution	(26,960)	(2,250)
Other, net	(7,970)	(168)
Net cash provided by operating activities	194,363	127,760

Investing activities
Acquisitions of businesses and investments, net of cash acquired	(1,141,306)	(14,666)
Proceeds from sale of business, net of cash divested	265,295	-
Return of investment in unconsolidated business	12,564	-
Purchases of property and equipment	(81,912)	(51,435)
Other, net	(331)	64
Net cash used in investing activities	(945,690)	(66,037)

Financing activities
Proceeds from long-term debt	196,884	481,917
Dividends paid to shareholders	(171,003)	(82,139)
Proceeds from the issuance of shares	764,750	227,558
Offering and equity raise costs paid	(25,588)	(11,041)
Proceeds from the issuance of convertible senior notes	350,000	-
Proceeds from the issuance of shares pursuant to MIC Direct	187	-
Contributions received from noncontrolling interests	-	22,362
Distributions paid to noncontrolling interests	(61,397)	(1,652)
Payment of long-term debt	(480,863)	(740,752)
Debt financing costs paid	(15,124)	(18,973)
Change in restricted cash	(991)	4,036
Payment of notes and capital lease obligations	(1,481)	(1,372)
Net cash provided by (used in) financing activities	555,374	(120,056)

Effect of exchange rate changes on cash and cash equivalents	(76)	-
Net change in cash and cash equivalents	(196,029)	(58,333)
Cash and cash equivalents, beginning of period	233,373	141,376
Cash and cash equivalents, end of period	$37,344	$83,043

Supplemental disclosures of cash flow information
Non-cash investing and financing activities:
Accrued equity offering costs	$12	$-
Accrued financing costs	$7	$-
Accrued purchases of property and equipment	$10,585	$12,331
Acquisition of equipment through capital leases	$732	$1,320
Issuance of shares to manager for performance fees	$4,960	$90,302
Issuance of shares to manager for base management fees	$30,555	$21,487
Issuance of shares to independent directors	$750	$640
Issuance of shares for acquisition of business	$115,000	$-
Conversion of construction loan to term loan	$60,360	$24,749
Distributions payable to noncontrolling interests	$387	$281
Taxes paid	$17,955	$3,493
Interest paid	$45,399	$28,090

MDA - CONSOLIDATED STATEMENT OF OPERATIONS

	Quarter Ended		Change		Nine Months Ended		Change
	September 30,		Favorable/(Unfavorable)		September 30,		Favorable/(Unfavorable)
	2014	2013	$	%	2014	2013	$	%
	($ In Thousands) (Unaudited)
Revenue
Service revenue	$317,915	$198,784	119,131	59.9	$725,623	$577,458	148,165	25.7
Product revenue	70,344	64,118	6,226	9.7	218,317	200,255	18,062	9.0
Financing and equipment lease income	379	817	(438)	(53.6)	1,836	2,779	(943)	(33.9)
Total revenue	388,638	263,719	124,919	47.4	945,776	780,492	165,284	21.2

Costs and expenses
Cost of services	158,476	111,074	(47,402)	(42.7)	386,927	326,904	(60,023)	(18.4)
Cost of product sales	47,815	44,626	(3,189)	(7.1)	148,651	139,343	(9,308)	(6.7)
Gross profit	182,347	108,019	74,328	68.8	410,198	314,245	95,953	30.5
Selling, general and administrative	77,497	53,669	(23,828)	(44.4)	189,797	154,998	(34,799)	(22.5)
Fees to manager - related party	130,501	15,242	(115,259)	NM	153,990	76,912	(77,078)	(100.2)
Depreciation	35,958	10,039	(25,919)	NM	60,540	28,730	(31,810)	(110.7)
Amortization of intangibles	11,369	8,618	(2,751)	(31.9)	29,590	25,866	(3,724)	(14.4)
Loss from customer contract termination	1,269	-	(1,269)	NM	1,269	1,626	357	22.0
Loss on disposal of assets	20	50	30	60.0	886	226	(660)	NM
Total operating expenses	256,614	87,618	(168,996)	(192.9)	436,072	288,358	(147,714)	(51.2)
Operating (loss) income	(74,267)	20,401	(94,668)	NM	(25,874)	25,887	(51,761)	(199.9)
Other income (expense)
Dividend income	257	-	257	NM	257	-	257	NM
Interest income	10	39	(29)	(74.4)	105	182	(77)	(42.3)
Interest expense(1)	(16,566)	(15,767)	(799)	(5.1)	(48,522)	(31,190)	(17,332)	(55.6)
Loss on extinguishment of debt	(90)	-	(90)	NM	(90)	(2,472)	2,382	96.4
Equity in earnings and amortization charges of investee	993	8,576	(7,583)	(88.4)	26,079	30,327	(4,248)	(14.0)
Gain from acquisition/divestiture of businesses	1,027,054	-	1,027,054	NM	1,027,054	-	1,027,054	NM
Other income, net	821	829	(8)	(1.0)	3,078	514	2,564	NM
Net income before income taxes	938,212	14,078	924,134	NM	982,087	23,248	958,839	NM
Benefit (provision) for income taxes	52,462	(5,829)	58,291	NM	38,491	(9,241)	47,732	NM
Net income	$990,674	$8,249	982,425	NM	$1,020,578	$14,007	1,006,571	NM
Less: net loss attributable to noncontrolling interests	(319)	(2,158)	(1,839)	(85.2)	(481)	(1,423)	(942)	(66.2)
Net income attributable to MIC LLC	$990,993	$10,407	980,586	NM	$1,021,059	$15,430	1,005,629	NM
______________________________

NM - Not meaningful

(1) Interest expense includes gains on derivative instruments of $820,000 and losses of $13.1 million for the quarter and nine months ended September 30, 2014, respectively. For the quarter and nine months ended September 30, 2013, interest expense includes losses on derivative instruments of $8.0 million and $9.6 million, respectively.

MACQUARIE INFRASTRUCUTRE COMPANY LLC
RECONCILIATION OF CONSOLIDATED NET INCOME ATTRIBUTABLE TO MIC LLC TO EBITDA
EXCLUDING NON-CASH ITEMS AND CASH FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended		Change		Nine Months Ended		Change
	September 30,		Favorable/(Unfavorable)		September 30,		Favorable/(Unfavorable)
	2014	2013	$	%	2014	2013	$	%
	($ In Thousands) (Unaudited)

Net income attributable to MIC LLC(1)	$990,993	$10,407			$1,021,059	$15,430
Interest expense, net(2)	16,556	15,728			48,417	31,008
(Benefit) provision for income taxes	(52,462)	5,829			(38,491)	9,241
Depreciation(3)	35,958	10,039			60,540	28,730
Depreciation - cost of services(3)	963	1,620			4,374	5,021
Amortization of intangibles(4)	11,369	8,618			29,590	25,866
Loss from customer contract termination	1,269	-			1,269	1,626
Loss on extinguishment of debt	90	-			90	2,434
Loss on disposal of assets	6	-			822	106
Gain from acquisition/divestiture of businesses	(1,027,181)	-			(1,027,181)	-
Equity in earnings and amortization charges of investee	(993)	(8,576)			(26,079)	(30,327)
Equity distributions from investee(5)	-	11,146			25,086	19,025
Base management fees to be settled/settled in shares	13,915	8,336			32,444	23,524
Performance fees to be settled/settled in cash/shares(6)	116,586	6,906			121,546	53,388
Other non-cash expense (income), net	1,988	(1,340)			1,696	(1,969)
EBITDA excluding non-cash items	$109,057	$68,713	40,344	58.7	$255,182	$183,103	72,079	39.4

EBITDA excluding non-cash items	$109,057	$68,713			$255,182	$183,103
Interest expense, net(2)	(16,556)	(15,728)			(48,417)	(31,008)
Adjustments to derivative instruments recorded in interest expense(2)	(9,304)	4,449			(3,937)	1,160
Amortization of debt financing costs(2)	2,326	995			4,467	2,892
Equipment lease receivables, net	777	740			2,805	2,814
Benefit/provision for income taxes, net of changes in deferred taxes	3,620	(799)			(321)	(2,674)
Pension contribution(7)	(25,825)	-			(26,960)	-
Changes in working capital(6)	(1,067)	(7,707)			11,544	(28,527)
Cash provided by operating activities	63,028	50,663			194,363	127,760
Changes in working capital(6)	1,067	7,707			(11,544)	28,527
Maintenance capital expenditures	(5,783)	(3,889)			(12,246)	(10,897)
Free cash flow	$58,312	$54,481	3,831	7.0	$170,573	$145,390	25,183	17.3
______________________________

(1) Net income attributable to MIC LLC excludes net loss attributable to noncontrolling interests of $319,000 and $481,000 for the quarter and nine months ended September 30, 2014, respectively, and net loss attributable to noncontrolling interests of $2.2 million and $1.4 million for the quarter and nine months ended September 30, 2013, respectively.

(2) Interest expense, net, includes adjustment to derivative instruments and non-cash amortization of deferred financing fees.

(3) Depreciation − cost of services includes depreciation expense for our previously owned district energy business, a component of CP&E segment, which is reported in cost of services in our consolidated condensed statements of operations. Depreciation and Depreciation − cost of services does not include acquisition-related step-up depreciation expense of $315,000 and $4.2 million for the quarter and nine months ended September 30, 2014, respectively, compared with $2.0 million and $5.9 million for the quarter and nine months ended September 30, 2013, respectively, in connection with our previous 50% investment in IMTT, which is reported in equity in earnings and amortization charges of investee in our consolidated condensed statements of operations.

(4) Amortization of intangibles does not include acquisition-related step-up amortization expense of $14,000 and $185,000 for the quarter and nine months ended September 30, 2014, respectively, compared with $85,000 and $256,000 for the quarter and nine months ended September 30, 2013, respectively, in connection with our previous 50% investment in IMTT, which is reported in equity in earnings and amortization charges of investee in our consolidated condensed statements of operations.

(5) Equity distributions from investee in the above table includes distributions we received only up to our share of the earnings recorded in the calculation for EBITDA excluding non-cash items.

(6) In October of 2014, our Board requested, and our Manager agreed, that $65.0 million of the performance fee be settled in cash using the proceeds from the sale of the district energy business in order to minimize dilution. The remainder of the fee of $51.6 million was reinvested in additional shares of MIC. The impact of the cash settled portion has been excluded from the calculation of Free Cash Flow.

(7) For the quarter and nine months ended September 30, 2013, pension contributions of $900,000 and $2.3 million, respectively, were reported in changes in working capital for those periods.

MACQUARIE INFRASTRUCUTRE COMPANY LLC
RECONCILIATION OF CONSOLIDATED FREE CASH FLOW TO
PROPORTIONATELY COMBINED FREE CASH FLOW

	Quarter Ended		Change		Nine Months Ended		Change
	September 30,		Favorable/(Unfavorable)		September 30,		Favorable/(Unfavorable)
	2014	2013	$	%	2014	2013	$	%
	($ In Thousands) (Unaudited)

Free Cash Flow- Consolidated basis	$58,312	$54,481	3,831	7.0	$170,573	$145,390	25,183	17.3
Equity distributions from investee(1)	-	(11,146)			(25,086)	(19,025)
100% of CP&E Free Cash Flow included in consolidated Free Cash Flow	(4,645)	(4,261)			(11,468)	(11,671)
MIC's share of IMTT Free Cash Flow(2)	(6,203)	16,581			31,324	45,926
MIC's share of CP&E Free Cash Flow	2,435	1,392			6,175	5,052
Free Cash Flow- Proportionately Combined basis	$49,899	$57,047	(7,148)	(12.5)	$171,518	$165,672	5,846	3.5
______________________________

(1) Equity distributions from investee represent the portion of distributions received from IMTT that are recorded in cash from operating activities. The distribution for the fourth quarter of 2013 from IMTT was received in the first quarter of 2014, as customary. Conversely, the distribution for the fourth quarter of 2012 from IMTT was received in the same period.

(2) Represents our proportionate share of IMTT's Free Cash Flow prior to the IMTT Acquisition on July 16, 2014.

International-Matex Tank Terminals

	Quarter Ended				Nine Months Ended
	September 30,		Change		September 30,		Change
	2014	2013	Favorable/(Unfavorable)		2014	2013	Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)

Revenues	131,920	126,447	5,473	4.3	422,516	383,753	38,763	10.1
Cost of services(1)	59,090	55,572	(3,518)	(6.3)	187,649	164,242	(23,407)	(14.3)
Gross Profit	72,830	70,875	1,955	2.8	234,867	219,511	15,356	7.0
General and administrative expenses(2)	13,619	8,084	(5,535)	(68.5)	31,982	24,420	(7,562)	(31.0)
Depreciation and amortization	27,506	19,051	(8,455)	(44.4)	65,426	56,109	(9,317)	(16.6)
Casualty losses, net(1)	-	200	200	100.0	-	6,700	6,700	100.0
Operating income	31,705	43,540	(11,835)	(27.2)	137,459	132,282	5,177	3.9
Interest expense, net(3)	(5,558)	(9,376)	3,818	40.7	(21,504)	(17,099)	(4,405)	(25.8)
Other (expense) income	(188)	620	(808)	(130.3)	1,683	1,804	(121)	(6.7)
Provision for income taxes	(9,531)	(15,181)	5,650	37.2	(46,088)	(48,894)	2,806	5.7
Noncontrolling interest	(190)	(44)	(146)	NM	(328)	(220)	(108)	(49.1)
Net income(4)	16,238	19,559	(3,321)	(17.0)	71,222	67,873	3,349	4.9

Reconciliation of net income to EBITDA excluding non-cash items and cash provided by operating activities to Free Cash Flow:

Net income(4)	16,238	19,559			71,222	67,873
Interest expense, net(3)	5,558	9,376			21,504	17,099
Provision for income taxes	9,531	15,181			46,088	48,894
Depreciation and amortization	27,506	19,051			65,426	56,109
Casualty losses, net(1)	-	200			-	6,700
Other non-cash expenses(5)	2,519	253			6,020	429
EBITDA excluding non-cash items	61,352	63,620	(2,268)	(3.6)	210,260	197,104	13,156	6.7

EBITDA excluding non-cash items	61,352	63,620			210,260	197,104
Interest expense, net(3)	(5,558)	(9,376)			(21,504)	(17,099)
Adjustments to derivative instruments recorded in interest expense(3)	(5,518)	(1,768)			(12,167)	(15,784)
Amortization of debt financing costs(3)	956	824			2,643	1,990
Provision for income taxes, net of changes in deferred taxes	(6,101)	(5,624)			(32,822)	(13,847)
Pension contribution(6)	(20,000)	-			(20,000)	-
Changes in working capital	2,219	2,619			(2,722)	4,035
Cash provided by operating activities	27,350	50,295			123,688	156,399
Changes in working capital	(2,219)	(2,619)			2,722	(4,035)
Maintenance capital expenditures(7)	(11,169)	(14,514)			(37,395)	(60,513)
Free cash flow	13,962	33,162	(19,200)	(57.9)	89,015	91,851	(2,836)	(3.1)
______________________________

NM - Not meaningful

(1) Casualty losses, net, includes $2.5 million and $1.5 million related to the quarters ended December 31, 2012 and March 31, 2013, respectively, which were recorded in cost of services in those periods. These amounts have been included in the nine months ended September 30, 2013.

(2) General and administrative expenses for the quarter and nine months ended September 30, 2014 includes transactional costs in connection with the IMTT Acquisition.

(3) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.

(4) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation.

(5) IMTT management's calculation of IMTT's EBITDA prior to acquisition included various non-cash items, unlike MIC’s other businesses. In order to ensure IMTT’s EBITDA excluding non-cash items does in fact excludes non-cash items, and to promote consistency across its reporting segments, MIC has excluded known non-cash items when calculating IMTT’s EBITDA excluding non-cash items including primarily the non-cash pension expense of $2.3 million and $5.6 million for the quarter and nine months ended September 30, 2014, respectively. The non-cash pension expense of $2.9 million and $8.5 million was reported in changes in working capital for the quarter and nine months ended September 30, 2013, respectively.

(6) Pension contribution of $4.5 million for the quarter and nine months ended September 30, 2013 were reported in changes in working capital for those periods.

(7) Maintenance capital expenditures includes a reclassification from growth capital expenditures in the quarters ended December 31, 2012 and March 31, 2013 of $1.2 million and $509,000, respectively. These amounts have been included in the nine months ended September 30, 2013.

Hawaii Gas

	Quarter Ended				Nine Months Ended
	September 30,		Change		September 30,		Change
	2014	2013	Favorable/(Unfavorable)		2014	2013	Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)

Revenues	64,494	61,469	3,025	4.9	202,979	193,088	9,891	5.1
Cost of product sales(1)	46,746	44,230	(2,516)	(5.7)	145,859	138,285	(7,574)	(5.5)
Gross profit	17,748	17,239	509	3.0	57,120	54,803	2,317	4.2
Selling, general and administrative expenses	4,970	4,818	(152)	(3.2)	15,364	16,139	775	4.8
Depreciation and amortization	2,308	2,160	(148)	(6.9)	6,861	6,508	(353)	(5.4)
Operating income	10,470	10,261	209	2.0	34,895	32,156	2,739	8.5
Interest expense, net(2)	(1,589)	(2,097)	508	24.2	(5,267)	(5,040)	(227)	(4.5)
Other expense	(42)	(146)	104	71.2	(181)	(251)	70	27.9
Provision for income taxes	(3,590)	(3,191)	(399)	(12.5)	(11,709)	(10,669)	(1,040)	(9.7)
Net income(3)	5,249	4,827	422	8.7	17,738	16,196	1,542	9.5

Reconciliation of net income to EBITDA excluding non-cash items and cash provided by operating activities to Free Cash Flow:
Net income(3)	5,249	4,827			17,738	16,196
Interest expense, net(2)	1,589	2,097			5,267	5,040
Provision for income taxes	3,590	3,191			11,709	10,669
Depreciation and amortization	2,308	2,160			6,861	6,508
Other non-cash expenses(1)	453	604			1,585	1,592
EBITDA excluding non-cash items	13,189	12,879	310	2.4	43,160	40,005	3,155	7.9

EBITDA excluding non-cash items	13,189	12,879			43,160	40,005
Interest expense, net(2)	(1,589)	(2,097)			(5,267)	(5,040)
Adjustments to derivative instruments recorded in interest expense(2)	(203)	269			(57)	(426)
Amortization of debt financing costs(2)	121	113			360	342
Provision for income taxes, net of changes in deferred taxes	4,674	(94)			(662)	(3,961)
Pension contribution(4)	(5,825)	-			(6,960)	-
Changes in working capital	1,703	(3,023)			(2,074)	(3,810)
Cash provided by operating activities	12,070	8,047			28,500	27,110
Changes in working capital	(1,703)	3,023			2,074	3,810
Maintenance capital expenditures	(1,821)	(1,916)			(5,612)	(5,337)
Free cash flow	8,546	9,154	(608)	(6.6)	24,962	25,583	(621)	(2.4)
______________________________

(1) For the nine months ended September 30, 2013, cost of product sales includes non-cash income of $489,000 for asset retirement obligation credit that is not expected to recur. This non-cash income is excluded when calculating EBITDA excluding non-cash items.

(2) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.

(3) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation.

(4) For the quarter and nine months ended September 30, 2013, pension contributions of $900,000 and $2.3 million, respectively, were reported in changes in working capital for those periods.

Atlantic Aviation

	Quarter Ended				Nine Months Ended
	September 30,		Change		September 30,		Change
	2014	2013	Favorable/(Unfavorable)		2014	2013	Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)
Revenues	197,980	183,198	14,782	8.1	585,153	541,840	43,313	8.0
Cost of services	104,543	100,553	(3,990)	(4.0)	318,047	301,722	(16,325)	(5.4)
Gross Profit	93,437	82,645	10,792	13.1	267,106	240,118	26,988	11.2
Selling, general and administrative expenses	49,288	44,342	(4,946)	(11.2)	143,598	130,729	(12,869)	(9.8)
Depreciation and amortization	16,493	14,072	(2,421)	(17.2)	47,033	41,917	(5,116)	(12.2)
Loss on disposal of assets	20	50	30	60.0	886	226	(660)	NM
Operating income	27,636	24,181	3,455	14.3	75,589	67,246	8,343	12.4
Interest expense, net(1)	(4,689)	(11,481)	6,792	59.2	(27,606)	(20,206)	(7,400)	(36.6)
Loss on extinguishment of debt	-	-	-	-	-	(2,472)	2,472	100.0
Other income	35	54	(19)	(35.2)	22	54	(32)	(59.3)
Provision for income taxes	(9,231)	(5,185)	(4,046)	(78.0)	(18,001)	(18,009)	8	-
Net income(2)	13,751	7,569	6,182	81.7	30,004	26,613	3,391	12.7

Reconciliation of net income to EBITDA excluding non-cash items and cash provided by operating activities to Free Cash Flow:
Net income(2)	13,751	7,569			30,004	26,613
Interest expense, net(1)	4,689	11,481			27,606	20,206
Provision for income taxes	9,231	5,185			18,001	18,009
Depreciation and amortization	16,493	14,072			47,033	41,917
Loss on extinguishment of debt	-	-			-	2,434
Loss on disposal of assets	6	-			822	106
Other non-cash expense (income)	115	(1)			271	(116)
EBITDA excluding non-cash items	44,285	38,306	5,979	15.6	123,737	109,169	14,568	13.3

EBITDA excluding non-cash items	44,285	38,306			123,737	109,169
Interest expense, net(1)	(4,689)	(11,481)			(27,606)	(20,206)
Adjustments to derivative instruments recorded in interest expense(1)	(3,593)	5,551			4,712	5,604
Amortization of debt financing costs(1)	812	702			2,328	2,011
Provision for income taxes, net of changes in deferred taxes	(442)	(394)			(2,568)	(5,569)
Changes in working capital	5,170	(3,609)			2,925	1,284
Cash provided by operating activities	41,543	29,075			103,528	92,293
Changes in working capital	(5,170)	3,609			(2,925)	(1,284)
Maintenance capital expenditures	(2,611)	(1,910)			(4,610)	(5,248)
Free cash flow	33,762	30,774	2,988	9.7	95,993	85,761	10,232	11.9
______________________________

NM - Not meaningful

(1) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.

(2) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation.

Contracted Power and Energy

	Quarter Ended				Nine Months Ended
	September 30,		Change		September 30,		Change
	2014	2013	Favorable/(Unfavorable)		2014	2013	Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)

Service revenues	8,952	15,586	(6,634)	(42.6)	29,487	35,618	(6,131)	(17.2)
Revenues from product sales	5,850	2,649	3,201	120.8	15,338	7,167	8,171	114.0
Finance lease revenues	379	817	(438)	(53.6)	1,836	2,779	(943)	(33.9)
Total revenues	15,181	19,052	(3,871)	(20.3)	46,661	45,564	1,097	2.4

Cost of revenue — service(1)	6,364	10,520	4,156	39.5	21,311	25,181	3,870	15.4
Cost of revenue — product	1,069	396	(673)	(169.9)	2,792	1,058	(1,734)	(163.9)
Cost of revenue — total	7,433	10,916	3,483	31.9	24,103	26,239	2,136	8.1
Gross profit	7,748	8,136	(388)	(4.8)	22,558	19,325	3,233	16.7
Selling, general and administrative expenses	2,541	3,231	690	21.4	6,858	5,573	(1,285)	(23.1)
Depreciation	3,832	2,096	(1,736)	(82.8)	10,894	5,174	(5,720)	(110.6)
Amortization of intangibles	190	329	139	42.2	838	997	159	15.9
Loss from customer contract termination	1,269	-	(1,269)	NM	1,269	1,626	357	22.0
Operating (loss) income	(84)	2,480	(2,564)	(103.4)	2,699	5,955	(3,256)	(54.7)
Interest expense, net(2)	(2,422)	(2,172)	(250)	(11.5)	(7,757)	(5,914)	(1,843)	(31.2)
Loss on extinguishment of debt	(90)	-	(90)	NM	(90)	-	(90)	NM
Equity in loss of investee	(68)	-	(68)	NM	(68)	-	(68)	NM
Other income	1,380	920	460	50.0	3,789	3,156	633	20.1
Provision for income taxes	(199)	(1,557)	1,358	87.2	(1,414)	(2,972)	1,558	52.4
Noncontrolling interest	911	3,836	(2,925)	(76.3)	2,008	3,580	(1,572)	(43.9)
Net (loss) income	(572)	3,507	(4,079)	(116.3)	(833)	3,805	(4,638)	(121.9)

Reconciliation of net (loss) income to EBITDA excluding non-cash items and cash provided by (used in) operating activities to Free Cash Flow:
Net (loss) income	(572)	3,507			(833)	3,805
Interest expense, net(2)	2,422	2,172			7,757	5,914
Provision for income taxes	199	1,557			1,414	2,972
Depreciation(1)	4,795	3,716			15,268	10,195
Amortization of intangibles	190	329			838	997
Loss on extinguishment of debt	90	-			90	-
Loss from customer contract termination	1,269	-			1,269	1,626
Equity in loss of investee	68	-			68	-
Other non-cash income	(915)	(3,805)			(3,805)	(6,142)
EBITDA excluding non-cash items	7,546	7,476	70	0.9	22,066	19,367	2,699	13.9

EBITDA excluding non-cash items	7,546	7,476			22,066	19,367
Interest expense, net(2)	(2,422)	(2,172)			(7,757)	(5,914)
Adjustments to derivative instruments recorded in interest expense(2)	(1,425)	(1,371)			(4,509)	(4,018)
Amortization of debt financing costs(2)	116	180			502	539
Equipment lease receivable, net	777	740			2,805	2,814
Provision for income taxes, net of changes in deferred taxes	116	(529)			(903)	(805)
Changes in working capital	1,865	(1,081)			23,986	(18,333)
Cash provided by (used in) operating activities	6,573	3,243			36,190	(6,350)
Changes in working capital	(1,865)	1,081			(23,986)	18,333
Maintenance capital expenditures	(63)	(63)			(736)	(312)
Free cash flow	4,645	4,261	384	9.0	11,468	11,671	(203)	(1.7)
______________________________

NM - Not meaningful

(1) Includes depreciation expense of $1.0 million and $4.4 million for the quarter and nine months ended September 30, 2014, respectively, and depreciation expense of $1.6 million and $5.0 million for the quarter and nine months ended September 30, 2013, respectively.

(2) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.

Corporate and Other

	Quarter Ended				Nine Months Ended
	September 30,		Change		September 30,		Change
	2014	2013	Favorable/(Unfavorable)		2014	2013	Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)

Base management fees	13,915	8,336	(5,579)	(66.9)	32,444	23,524	(8,920)	(37.9)
Performance fees	116,586	6,906	(109,680)	NM	121,546	53,388	(68,158)	(127.7)
Selling, general and administrative expenses	8,860	1,278	(7,582)	NM	12,139	4,987	(7,152)	(143.4)
Operating loss	(139,361)	(16,520)	(122,841)	NM	(166,129)	(81,899)	(84,230)	(102.8)
Interest (expense) income, net(1)	(2,727)	22	(2,749)	NM	(2,658)	152	(2,810)	NM
Gain from acquisition/divestiture of businesses(2)	1,027,054	-	1,027,054	NM	1,027,054	-	1,027,054	NM
Other expense	-	-	-	-	-	(16)	16	100.0
Benefit for income taxes	73,305	4,104	69,201	NM	77,438	22,409	55,029	NM
Noncontrolling interest	(493)	(1,678)	1,185	70.6	(1,428)	(2,157)	729	33.8
Net income (loss)(3)	957,778	(14,072)	971,850	NM	934,277	(61,511)	995,788	NM

Reconciliation of net income (loss) to EBITDA excluding non-cash items and cash used in operating activities to Free Cash Flow:
Net income (loss)(3)	957,778	(14,072)			934,277	(61,511)
Interest expense (income), net(1)	2,727	(22)			2,658	(152)
Benefit for income taxes	(73,305)	(4,104)			(77,438)	(22,409)
Base management fees to be settled/settled in shares	13,915	8,336			32,444	23,524
Performance fees to be settled/settled in cash/shares	116,586	6,906			121,546	53,388
Gain from acquisition/divestiture of businesses(2)	(1,027,181)	-			(1,027,181)	-
Other non-cash expense	681	1,862			1,991	2,697
EBITDA excluding non-cash items	(8,799)	(1,094)	(7,705)	NM	(11,703)	(4,463)	(7,240)	(162.2)

EBITDA excluding non-cash items	(8,799)	(1,094)			(11,703)	(4,463)
Interest (expense) income, net (1)	(2,727)	22			(2,658)	152
Amortization of debt financing costs(1)	457	-			457	-
Benefit for income taxes, net of changes in deferred taxes	(3,939)	218			601	7,661
Changes in working capital	6,478	6			2,990	(7,668)
Cash used in operating activities	(8,530)	(848)			(10,313)	(4,318)
Changes in working capital	(6,478)	(6)			(2,990)	7,668
Free cash flow	(15,008)	(854)	(14,154)	NM	(13,303)	3,350	(16,653)	NM
______________________________

NM- Not meaningful

(1) Interest (expense) income, net, includes adjustments to non-cash amortization of deferred financing fees.

(2) Represents the gain from the remeasuring to fair value of our previous 50% ownership of IMTT and the gain recognized on the sale of the district energy business. See "Results of Operations - Consolidated" for further discussions.

(3) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation.

MACQUARIE INFRASTRUCUTRE COMPANY LLC
RECONCILIATION OF PROPORTIONATELY COMBINED NET INCOME (LOSS) TO EBITDA EXCLUDING
NON-CASH ITEMS AND CASH FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	For the Quarter Ended September 30, 2014

($ in Thousands) (Unaudited)	IMTT 50%(1)	IMTT 100%(2)	Hawaii Gas 100%	Atlantic Aviation 100%	Contracted Power and Energy(3)	MIC Corporate 100%	Proportionately Combined(4)	IMTT 100%(5)	Contracted Power and Energy 100%

Net income (loss) attributable to MIC LLC	1,256	13,726	5,249	13,751	(524)	957,778	991,236	16,238	(572)
Interest expense, net(6)	215	5,129	1,589	4,689	1,647	2,727	15,996	5,558	2,422
Provision (benefit) for income taxes	854	7,823	3,590	9,231	(9)	(73,305)	(51,816)	9,531	199
Depreciation	1,091	22,926	1,997	7,203	3,273	-	36,489	25,107	4,795
Amortization of intangibles	411	1,578	311	9,290	96	-	11,686	2,399	190
Loss on disposal of assets	-	-	-	6	-	-	6	-	-
Loss from customer contract termination	-	-	-	-	635	-	635	-	1,269
Loss on extinguishment of debt	-	-	-	-	45	-	45	-	90
Equity in loss of investee	-	-	-	-	67	-	67	-	68
Base management fee to be settled in shares	-	-	-	-	-	13,915	13,915	-	-
Performance fees to be to be settled in cash/shares	-	-	-	-	-	116,586	116,586	-	-
Gain from acquisition/disposition of businesses	-	-	-	-	-	(1,027,181)	(1,027,181)	-	-
Other non-cash expense (income)(7)	433	1,654	453	115	(913)	681	2,423	2,519	(915)
EBITDA excluding non-cash items	4,258	52,836	13,189	44,285	4,316	(8,799)	110,085	61,352	7,546

EBITDA excluding non-cash items	4,258	52,836	13,189	44,285	4,316	(8,799)	110,085	61,352	7,546
Interest expense, net(6)	(215)	(5,129)	(1,589)	(4,689)	(1,647)	(2,727)	(15,996)	(5,558)	(2,422)
Adjustments to derivative instruments recorded in interest expense, net(6)	(718)	(4,083)	(203)	(3,593)	(713)	-	(9,309)	(5,518)	(1,425)
Amortization of deferred finance charges(6)	68	820	121	812	64	457	2,342	956	116
Equipment lease receivables, net	-	-	-	-	389	-	389	-	777
(Provision)/benefit for income taxes, net of changes in deferred taxes	(4,656)	3,211	4,674	(442)	58	(3,939)	(1,094)	(6,101)	116
Pension contribution	-	(20,000)	(5,825)	-	-	-	(25,825)	(20,000)	-
Changes in working capital	9,251	(16,283)	1,703	5,170	2,726	6,478	9,045	2,219	1,865
Cash provided by (used in) operating activities	7,989	11,372	12,070	41,543	5,192	(8,530)	69,636	27,350	6,573
Changes in working capital	(9,251)	16,283	(1,703)	(5,170)	(2,726)	(6,478)	(9,045)	(2,219)	(1,865)
Maintenance capital expenditures	(4,941)	(1,288)	(1,821)	(2,611)	(32)	-	(10,692)	(11,169)	(63)
Free cash flow	(6,203)	26,367	8,546	33,762	2,435	(15,008)	49,899	13,962	4,645

	For the Quarter Ended September 30, 2013

($ in Thousands) (Unaudited)	IMTT 50%(1)	Hawaii Gas 100%	Atlantic Aviation 100%	Contracted Power and Energy(3)	MIC Corporate 100%	Proportionately Combined(4)	IMTT 100%(5)	Contracted Power and Energy 100%

Net income (loss) attributable to MIC LLC	9,780	4,827	7,569	2,407	(14,072)	10,511	19,559	3,507
Interest expense (income), net(6)	4,688	2,097	11,481	1,254	(22)	19,498	9,376	2,172
Provision (benefit) for income taxes	7,591	3,191	5,185	766	(4,104)	12,629	15,181	1,557
Depreciation	9,135	1,849	6,094	2,209	-	19,287	18,270	3,716
Amortization of intangibles	391	311	7,978	165	-	8,844	781	329
Casualty losses, net(8)	100	-	-	-	-	100	200	-
Base management fee settled in shares	-	-	-	-	8,336	8,336	-	-
Performance fee settled in shares	-	-	-	-	6,906	6,906	-	-
Other non-cash expense (income)(7)	127	604	(1)	(3,634)	1,862	(1,043)	253	(3,805)
EBITDA excluding non-cash items	31,810	12,879	38,306	3,166	(1,094)	85,067	63,620	7,476

EBITDA excluding non-cash items	31,810	12,879	38,306	3,166	(1,094)	85,067	63,620	7,476
Interest (expense) income, net(6)	(4,688)	(2,097)	(11,481)	(1,254)	22	(19,498)	(9,376)	(2,172)
Adjustments to derivative instruments recorded in interest expense, net(6)	(884)	269	5,551	(686)	-	4,250	(1,768)	(1,371)
Amortization of deferred finance charges(6)	412	113	702	92	-	1,319	824	180
Equipment lease receivables, net	-	-	-	370	-	370	-	740
Provision/benefit for income taxes, net of changes in deferred taxes	(2,812)	(94)	(394)	(265)	218	(3,347)	(5,624)	(529)
Changes in working capital(9)	1,310	(3,023)	(3,609)	(1,815)	6	(7,132)	2,619	(1,081)
Cash provided by (used in) operating activities	25,148	8,047	29,075	(391)	(848)	61,030	50,295	3,243
Changes in working capital(9)	(1,310)	3,023	3,609	1,815	(6)	7,132	(2,619)	1,081
Maintenance capital expenditures(10)	(7,257)	(1,916)	(1,910)	(32)	-	(11,115)	(14,514)	(63)
Free cash flow	16,581	9,154	30,774	1,392	(854)	57,047	33,162	4,261

	For the Nine Months Ended September 30, 2014

($ in Thousands) (Unaudited)	IMTT 50%(1)	IMTT 100%(2)	Hawaii Gas 100%	Atlantic Aviation 100%	Contracted Power and Energy(3)	MIC Corporate 100%	Proportionately Combined(4)	IMTT 100%(5)	Contracted Power and Energy 100%

Net income attributable to MIC LLC	28,748	13,726	17,738	30,004	762	934,277	1,025,255	71,222	(833)
Interest expense, net(6)	8,188	5,129	5,267	27,606	5,157	2,658	54,004	21,504	7,757
Provision (benefit) for income taxes	19,133	7,823	11,709	18,001	734	(77,438)	(20,039)	46,088	1,414
Depreciation	19,582	22,926	5,926	20,794	10,187	-	79,415	62,090	15,268
Amortization of intangibles	879	1,578	935	26,239	420	-	30,051	3,336	838
Loss from customer contract termination	-	-	-	-	635	-	635	-	1,269
Loss on extinguishment of debt	-	-	-	-	45	-	45	-	90
Equity in loss of investee	-	-	-	-	67	-	67	-	68
Base management fee settled/to be settled in shares	-	-	-	-	-	32,444	32,444	-	-
Performance fees to be settled in cash/shares	-	-	-	-	-	121,546	121,546	-	-
Gain from acquisition/disposition of businesses	-	-	-	-	-	(1,027,181)	(1,027,181)	-	-
Loss on disposal of assets	-	-	-	822	-	-	822	-	-
Other non-cash expense (income)(7)	2,183	1,654	1,585	271	(5,268)	1,991	2,416	6,020	(3,805)
EBITDA excluding non-cash items	78,712	52,836	43,160	123,737	12,738	(11,703)	299,480	210,260	22,066

EBITDA excluding non-cash items	78,712	52,836	43,160	123,737	12,738	(11,703)	299,480	210,260	22,066
Interest expense, net(6)	(8,188)	(5,129)	(5,267)	(27,606)	(5,157)	(2,658)	(54,004)	(21,504)	(7,757)
Adjustments to derivative instruments recorded in interest expense, net(6)	(4,042)	(4,083)	(57)	4,712	(2,255)	-	(5,725)	(12,167)	(4,509)
Amortization of deferred finance charges(6)	912	820	360	2,328	267	457	5,143	2,643	502
Equipment lease receivables, net	-	-	-	-	1,403	-	1,403	-	2,805
(Provision)/benefit for income taxes, net of changes in deferred taxes	(18,017)	3,211	(662)	(2,568)	(453)	601	(17,887)	(32,822)	(903)
Pension contribution	-	(20,000)	(6,960)	-	-	-	(26,960)	(20,000)	-
Changes in working capital	6,781	(16,283)	(2,074)	2,925	21,667	2,990	16,006	(2,722)	23,986
Cash provided by (used in) operating activities	56,158	11,372	28,500	103,528	28,210	(10,313)	217,455	123,688	36,190
Changes in working capital	(6,781)	16,283	2,074	(2,925)	(21,667)	(2,990)	(16,006)	2,722	(23,986)
Maintenance capital expenditures	(18,054)	(1,288)	(5,612)	(4,610)	(368)	-	(29,932)	(37,395)	(736)
Free cash flow	31,324	26,367	24,962	95,993	6,175	(13,303)	171,518	89,015	11,468

	For the Nine Months Ended September 30, 2013

($ in Thousands) (Unaudited)	IMTT 50%(1)	Hawaii Gas 100%	Atlantic Aviation 100%	Contracted Power and Energy(3)	MIC Corporate 100%	Proportionately Combined(4)	IMTT 100%(5)	Contracted Power and Energy 100%

Net income (loss) attributable to MIC LLC	33,937	16,196	26,613	3,418	(61,511)	18,652	67,873	3,805
Interest expense (income), net(6)	8,550	5,040	20,206	3,233	(152)	36,876	17,099	5,914
Provision (benefit) for income taxes	24,447	10,669	18,009	2,074	(22,409)	32,790	48,894	2,972
Depreciation	27,328	5,573	17,983	5,704	-	56,588	54,656	10,195
Amortization of intangibles	727	935	23,934	499	-	26,094	1,453	997
Loss from customer contract termination	-	-	-	813	-	813	-	1,626
Casualty losses, net(8)	3,350	-	-	-	-	3,350	6,700	-
Loss on disposal of assets	-	-	106	-	-	106	-	-
Loss on extinguishment of debt	-	-	2,434	-	-	2,434	-	-
Base management fee settled in shares	-	-	-	-	23,524	23,524	-	-
Performance fee settled in shares	-	-	-	-	53,388	53,388	-	-
Other non-cash expense (income)(7)	215	1,592	(116)	(6,568)	2,697	(2,181)	429	(6,142)
EBITDA excluding non-cash items	98,552	40,005	109,169	9,172	(4,463)	252,435	197,104	19,367

EBITDA excluding non-cash items	98,552	40,005	109,169	9,172	(4,463)	252,435	197,104	19,367
Interest (expense) income, net(6)	(8,550)	(5,040)	(20,206)	(3,233)	152	(36,876)	(17,099)	(5,914)
Adjustments to derivative instruments recorded in interest expense, net (6)	(7,892)	(426)	5,604	(2,009)	-	(4,723)	(15,784)	(4,018)
Amortization of deferred finance charges(6)	995	342	2,011	274	-	3,622	1,990	539
Equipment lease receivables, net	-	-	-	1,407	-	1,407	-	2,814
Provision/benefit for income taxes, net of changes in deferred taxes	(6,924)	(3,961)	(5,569)	(403)	7,661	(9,195)	(13,847)	(805)
Changes in working capital(9)	2,018	(3,810)	1,284	(15,403)	(7,668)	(23,579)	4,035	(18,333)
Cash provided by (used in) operating activities	78,200	27,110	92,293	(10,195)	(4,318)	183,089	156,399	(6,350)
Changes in working capital(9)	(2,018)	3,810	(1,284)	15,403	7,668	23,579	(4,035)	18,333
Maintenance capital expenditures(10)	(30,257)	(5,337)	(5,248)	(156)	-	(40,998)	(60,513)	(312)
Free cash flow	45,926	25,583	85,761	5,052	3,350	165,672	91,851	11,671
______________________________

(1) Our proportionate interest in IMTT prior to the acquisition of the remaining 50% interest on July 16, 2014.

(2) Represents our 100% ownership interest in IMTT subsequent to July 16, 2014.

(3) Proportionately combined Free Cash Flow for Contracted Power and Energy is equal to MIC's controlling ownership interest in its solar and wind power generation businesses and the district energy business, up to August 21, 2014, date of sale.

(4) Proportionately combined Free Cash Flow is equal to the sum of Free Cash Flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.

(5) Represents 100% of IMTT as a stand-alone business.

(6) Interest (expense) income, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.

(7) IMTT management's calculation of IMTT's EBITDA prior to acquisition included various non-cash items, unlike MIC’s other businesses. In order to ensure IMTT’s EBITDA excluding non-cash items does in fact excludes non-cash items, and to promote consistency across its reporting segments, MIC has excluded known non-cash items when calculating IMTT’s EBITDA excluding non-cash items including primarily the non-cash pension expense of $2.3 million and $5.6 million for the quarter and nine months ended September 30, 2014, respectively. The non-cash pension expense of $2.9 million and $8.5 million was reported in changes in working capital for the quarter and nine months ended September 30, 2013, respectively.

(8) Casualty losses, net, includes $2.5 million and $1.5 million related to the quarters ended December 31, 2012 and March 31, 2013, respectively, which were recorded in cost of services in those periods. These amounts have been included in the nine months ended September 30, 2013.

(9) Pension contribution of $4.5 million for the quarter and nine months ended September 30, 2013 for IMTT were reported in changes in working capital for those periods. For the quarter and nine months ended September 30, 2013, pension contributions of $900,000 and $2.3 million, respectively, were reported in changes in working capital for Hawaii Gas for those periods.

(10) Maintenance capital expenditures at IMTT includes a reclassification from growth capital expenditures in the quarters ended December 31, 2012 and March 31, 2013 of $1.2 million and $509,000, respectively. These amounts have been included in the nine months ended September 30, 2013.

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